Code of Ethics

PARNASSUS FUNDS

PARNASSUS INCOME FUNDS

PARNASSUS INVESTMENTS

December 2021

1.

Adoption of this Code. This Code of Ethics (this “Code”) has been adopted by Parnassus Funds and Parnassus Income Funds on behalf of their series (each of which is referred to as a “Fund” and, collectively, as the “Funds”), and Parnassus Investments, LLC (the “Adviser”), in compliance with Rule 17j-1 (“Rule 17j-1”) promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 (“Rule 204A-1”) promulgated under the Investment Advisers Act of 1940, as amended (the “IAA”) (Rule 17j-1 and Rule 204A-1 Rule are referred to collectively as the “Rule”). The Chief Compliance Officer of the Funds and the Adviser (the “Compliance Officer”) shall be responsible for the administration of this Code. Employees of the Adviser who are registered representatives of Parnassus Funds Distributor, LLC, an unaffiliated broker-dealer (the “Distributor”), are also subject to the Distributor’s Registered Representative Compliance and Supervisory Procedures Manual.

2.

Individuals Covered by this Code. All trustees and officers of the Funds and all officers, partners and staff of the Adviser are covered under this Code. Only “access persons” (as defined on Appendix B) are subject to the personal trading provisions of this Code.

3.

Compliance with Laws and Regulations. The foundation of our ethical standards is compliance with the letter and spirit of the law. All persons abiding by this Code must respect and obey all applicable federal and state securities laws and regulations. As a registered investment adviser, we are required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws.

4.	Conflicts of Interest.

(a)

General Principles. As a fiduciary, you have an affirmative duty of care, loyalty, honesty, good faith and fair dealing to act in the best interests of our clients. Compliance with this duty requires trying to avoid conflicts of interest or at least fully disclosing all material facts concerning any conflict with respect to any client. A conflict of interest occurs when a person’s private interests are placed ahead of or could potentially be placed ahead of the interests of our clients. This definition includes situations where there may be the appearance of a conflict of interest for Adviser or its clients.

(b)

Personal Trading. In their personal investment activities, all trustees and officers of the Funds and all officers, partners and staff of the Adviser have a fiduciary duty to place the interests of Fund shareholders and clients before their own personal interests at all times. All personal securities transactions should be conducted

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consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust or responsibility. No one affiliated with the Funds or the Adviser should take inappropriate advantage of his or her position.

(c)

Service as a Director. Service as a director of a publicly-traded company may present a conflict of interest. No access person shall serve on the board of directors of a publicly-traded company unless approved in advance by the Compliance Officer. With respect to Fund access persons, the Independent Trustees must determine that such service would be consistent with the interest of the Funds and their shareholders before the access person may serve on a board of directors of a publicly-traded company. Any approval granted for service on a board of directors shall remain subject to such approval being rescinded at the discretion of the Compliance Officer or, with regard to Fund access persons, the Independent Trustees. Upon any such rescission, the access person shall promptly resign from the applicable board of directors, in accordance with the resignation provisions of such board.

For any access person who is permitted to serve on the board of directors of a publicly-traded company, the securities of that company will be put on an internal restricted list for the duration of the directorship, meaning both portfolio trading and personal trading in that company’s securities will be prohibited. The only exception will be grants of securities that are related to the access person’s compensation as a director, such as stock options. The access person will be permitted to receive such grants, and will be permitted to dispose of such securities, provided that the access person has no material non-public information regarding the issuer at the time of disposition.

An access person serving on the board of directors of a publicly-traded company shall ensure that the access person maintains the confidentiality of any material non-public information about such company. An access person shall not be permitted to serve on more than one board of directors of a publicly-traded company at a time.

(d)

Outside Business Activities. Outside business activities can expose the participant to potentially material nonpublic information and can create conflicts of interest. Any outside business activity outside of the Funds and the Adviser, that requires your time or provides you with monetary benefits, must be pre-cleared by the Compliance Officer and reported on Protegent. Outside business activities must also be reported annually thereafter on Protegent. The Funds and the Adviser consider charitable organization activities as reportable since conflicts of interest may still be present if an employee serves in an investment capacity for a charitable organization. This requirement allows the Compliance Officer to be aware of a broader scope of employee activities and adequately assess whether material conflicts of interest are present.

(i)

Reporting Conflicts of Interest. You have a duty to report any material transaction or relationship that reasonably could be expected to create a conflict of interest with any of our clients. If you have any questions about what constitutes a conflict of interest, or to report any material transaction or relationship that could reasonably be expected to create a conflict, contact the Chief Compliance Officer.

5.

Personal Trading Activities Covered by this Code. This Code applies to all activities by which a Covered Account (see definition below) acquires or disposes of any direct or indirect beneficial interest in a Covered Security (see definition below). (See Appendix A to this Code for a discussion of what constitutes such a beneficial interest.) Covered Securities do not, however, include transactions which are not voluntary, such as the receipt or disposition of Covered Securities in a reorganization in which all holders are bound by a vote of holders. This Code also covers Gifts, Outside Business Activities, Rapid Trading of Fund Shares, and Protection of Material Nonpublic Information.

6.

Personal Securities Accounts Covered by this Code. This Code covers all Covered Securities accounts (“Covered Accounts”) in which any access person has any direct or indirect beneficial interest. The Compliance Officer shall be responsible, as required by the Rule, for the identification and notification of access persons and the maintenance of records relating thereto. As noted on Appendix B, trustees of the Funds who are not “interested persons,” as defined in the 1940 Act (the “Independent Trustees”) and have no knowledge of the Funds’ or other Advisory Clients’ investment activities before those activities become part of the public record are not treated as access persons for purposes of this Code, provided they provide the required certification to the Compliance Officer.

Note: Due to the beneficial ownership provisions of the Rule (see Appendix A), Covered Accounts may include accounts not only in the names of access persons, but other accounts not registered in their names, including accounts held for their benefit, certain family accounts and certain accounts of trusts, estates, partnerships and corporations. Access persons may exclude accounts which would otherwise be Covered Accounts in certain cases as discussed in Appendix A. A Covered Account related to a particular access person is referred to as a “Covered Account of that access person” or in similar terms.

7.	Covered Security. A “Covered Security” as used in this Code means any Security, as defined in Section 2(a)(36) of the 1940 Act except:

(a)

securities issued by the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end investment companies (but exchange-traded funds (“ETFs”) are considered Covered Securities for purposes of this Code);

(b)

securities issued by an entity that is not registered under Section 12 of the Securities Exchange Act of 1934 of which an access person holds, directly or indirectly, the right to thirty percent (30%) or more of the voting power (“private business”), provided that such access person has previously given written notice of that fact to the Compliance Officer; and

(c)

cryptocurrencies (as defined herein), which, due to their particular characteristics, are not a “security”. “Cryptocurrencies” means a digital asset in which encryption techniques are used to regulate the generation of units and to verify the transfer of funds, generally operating independently of a sovereign central bank (for example, Bitcoin is a well-known example of a cryptocurrency). Cryptocurrencies may also be referred to as “Digital Assets” or “Crypto-Assets”.

8.

Covered Transactions. A “Covered Transaction” as used in this Code means any activity in a Covered Account involving Covered Securities. Because of the complexity of these definitions, an example is provided below to illustrate the application of these definitions. This example is not meant to cover all cases, but only to show how the definition works in a particular fact situation. Example: The spouse of an access person has a custodial account for a minor child. Because of the beneficial ownership provision of the Rule, this is a Covered Account. The account holds Covered Securities. The Covered Securities are sold. This is a covered activity because it is voluntary. Thus, the transaction is a Covered Transaction.

9.	Advisory Client. “Advisory Client” means any client (including the Funds, separately managed accounts and wrap fee accounts) for which the Adviser serves as an investment adviser.

10.

Prohibited Activities. An access person may obtain an exemption from the prohibited activities identified below for an account over which such person has no direct or indirect influence or control, with written approval by the Compliance Officer.

The following are substantive restrictions on personal investing activities of all access persons:

(a)

Initial Public Offerings. No access person may invest in an initial public offering or hot issue security unless the Compliance Officer gives prior written approval and certifies that the investment need not be reserved for an Advisory Client and that the opportunity is not being offered to such access person by virtue of his or her position with an Advisory Client.

(b)

Private Placements. No access person may invest in a private placement unless the Compliance Officer gives prior approval and ensures that the investment need not be reserved for an Advisory Client and that the opportunity is not being offered to the access person by virtue of his or her position with an Advisory Client. Periodic reporting and verification of private placement holdings is required by this Code.

(c)

Initial Coin Offerings. No access person may acquire, directly or indirectly, any beneficial ownership in Tokens (as defined herein) offered through an Initial Coin Offering (as defined herein) without prior written approval in writing from the

Compliance Officer. Similarly, access persons may not dispose, directly or indirectly, of any Tokens offered through an Initial Coin Offering without the prior written approval in writing from the Compliance Officer. “Token” means a type of digital asset that may or may not be a Cryptocurrency, and which is generally offered through an Initial Coin Offering. “Initial Coin Offering” means an offering, generally by a virtual organization, its associated individuals or entities, made using distributed ledger technology (“DLT”) to facilitate the offer and sale of Tokens to investors or speculators in exchange for legal tender or other Cryptocurrencies, which represents an offering of “securities” under the Securities Act of 1933.

(d)

Ban on Short-Term Trading Profits. No access person may profit from the purchase and sale of the same (or equivalent) security within 30 calendar days. Any profits realized on such short-term trades must be disgorged. This ban does not apply to trades in ETFs or mutual funds. For more information regarding trading in Exchange Traded Funds, see Paragraph 16(e) below. For limitations on frequent trading in the Funds, see Paragraph 13 below (for purposes of confirmation, the persons identified on Appendix C are not access persons and are not subject to this prohibition).

(e)

Ban on Rapid Trading of Fund Shares. To prevent the use of nonpublic information by access persons to take advantage of potential short-term discrepancies in the pricing of Fund shares, no access person shall buy and then sell Fund shares more than three times in a calendar quarter and no more than five times in a year. Access persons may own shares of the Funds through another broker-dealer or other entity outside of the Adviser, so long as monthly or quarterly statements are sent directly to the Compliance Officer, or if account holdings and transactions are provided electronically via the Electronic Reporting System (which is described below).

(f)	Borrowing From, and Lending to Clients. Employees may not borrow money or securities from or lend money or securities to clients.

(g)

False Rumors. Federal securities laws prohibit the deliberate or reckless use of manipulative devices or activities with an intention to affect the securities markets, including the intentional creation or spreading of false or unfounded rumors or other information. Accordingly, a “supervised person” (as defined in Appendix B) may not communicate information regarding companies or markets that he or she knows to be false.

11.

Gifts. No access person or employee of the Adviser may receive or give a gift or other thing of value worth more than $100 from any person or entity that does business with or on behalf of an Advisory Client or an affiliated entity. Any gift from any person or entity that does business with or on behalf of an Advisory Client or an affiliated entity in excess of $20 shall be entered in the Gift Log. More information is available in the Gifts and Entertainment Policy.

12.

Protection of Material Nonpublic Information. Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information. The Adviser’s insider trading policy is attached as Appendix D. In accordance with the policy, access to material, nonpublic Fund and client information, including portfolio holdings information, shall be restricted to only those individuals who need such information to perform their duties. No person shall release detailed Fund or client portfolio information before it is available to the general public. However, this does not preclude the staff in the normal course of business from providing necessary information to third parties once approved by the Compliance Officer. These parties shall include, but are not limited to, ratings agencies, brokers, custodians and accountants. Release of material nonpublic information must be pre-approved by the Compliance Officer and kept in a log.

13.

Electronic Reporting System. The Adviser maintains an internet-based personal securities reporting and certification process (the “Electronic Reporting System”), which access persons are expected to use for preclearance requests and to make and certify online submissions of their required Initial and Annual Holdings Reports, Quarterly Transaction Reports and other certifications. Access persons who are unable to report through the Electronic Reporting System (i.e., persons who are not a designated user of the Electronic Reporting System or otherwise unable to access the application) must certify and submit their required periodic reports and certifications in alternative electronic or paper form to the Compliance Officer, in a manner specified by the Compliance Officer.

14.

Personal Trading Compliance Procedures. For purposes of this Paragraph 14, the term “Compliance Officer” shall include the Chief Compliance Officer or any person under his supervision to whom any functions hereunder have been delegated. The following are the compliance procedures:

(a)

Prior Approval before Opening Outside Account. All access persons are required to obtain written approval of the Compliance Officer prior to opening an outside securities account. Prior to opening an account, employees shall also provide notification to the outside firm in writing of their association with the Funds and the Adviser. If the account was opened prior to the employee’s hire date, the employee shall notify the Compliance Officer promptly after the hire date.

(b)

Preclearance. Except as otherwise provided in this Code, access persons must “preclear” all personal Covered Transactions with Compliance (as noted above, and for purposes of confirmation, persons identified on Appendix C are not access persons and are exempt from this requirement). The Deputy Chief Compliance Officer will be responsible for reviewing and approving any IPO or private placement purchases by the Chief Compliance Officer or any member of the Chief Compliance Officer’s family residing with him.. Preclearance of personal trades of Covered Securities shall remain in effect for a period of two full trading days after the preclearance request is approved. If the trade is not made during this timeframe, a new preclearance request must be submitted.

(i)

How to Request Preclearance. The Adviser maintains the Electronic Reporting System to facilitate designated access person preclearance. Except as indicated below, each designated access person must utilize the Electronic Reporting System when obtaining pre-clearance of securities transactions. In cases where a designated access person is unable to pre-clear via the Electronic Reporting System (e.g., person is not a designated user of the Electronic Reporting System or the system is unavailable), such access person must contact the Compliance Officer for alternative, acceptable means to obtain written (or electronic) pre-clearance approval.

(ii)

Automatic Preclearance of Certain Transactions. Requests for preclearance of transactions that don’t involve securities on the firm’s “Approved List,” which are securities that have been approved for purchase in the portfolios, will be automatically approved by the Electronic Reporting System.

(iii)

No Preclearance for Certain Transactions. Requests for preclearance of transactions that involve securities on the firm’s “Approved List,” which are securities that have been approved for purchase in the portfolios, will not be pre-cleared by the Electronic Reporting System. An access person that already holds securities on the firm’s “Approved List” may continue to hold such securities, but may not purchase any more securities, and may only sell such securities if the Compliance Officer grants pre-clearance on an exception basis.

(c)

Exchange-Traded Funds. ETFs are considered Covered Securities for purposes of this Code, meaning transactions and holdings in ETFs must be reported. Preclearance is not required to trade in ETFs, and the 30-day Ban on Short-Term Trading Profits does not apply to ETF trades.

(d)

Cryptocurrencies and Initial Coin Offerings. Preclearance is not required to trade in Cryptocurrencies, and reporting of cryptocurrency holdings and transactions (other than for Initial Coin Offerings) to Compliance is not required. In addition, preclearance is not required to trade in interests of a statutory or business trust that holds Cryptocurrencies and is quoted in the over-the-counter markets or listed on a national securities exchange (“Crypto Trusts”). Holdings of, and transactions in, Crypto Trusts are subject to reporting under this Code. With regard to Initial Coin Offerings, access persons must obtain pre-approval for all Initial Coin Offerings in which they wish to invest.

(e)

Employee Stock Purchase Plans and Stock Option Plans Held by a Member of an Access Person’s Household. An access person’s spouse, domestic partner or other household member (see Appendix A, Item 3 for more information as to whom this may apply to) may participate in employee stock purchase plans and stock option plans related to their employment. The Compliance Officer must be notified of the existence of such a plan within 10 days of the access person’s employment with the Funds or the Adviser, or prior to participation in the plan if this occurs during the access person’s employment with the Funds or the Adviser. Purchases of stock pursuant to the plan, the granting and exercising of stock options in accordance with an employee plan, as well as the sale of stock or stock options, may occur without the access person obtaining preclearance. This requirement applies to stock or stock option plans of publicly traded companies. For privately held companies, see Paragraph 8(b) regarding private placements.

(f)

Personal Accounts Managed by Third-Party Advisers. With preapproval from the Compliance Officer, access persons may maintain personal accounts for which they have no investment discretion, and are managed by third-party advisers. In addition, the access person must provide Compliance with a copy of their account agreement and must complete an initial certification form stating that they have no investment discretion over the account and must re-certify each year.

(g)

Records of Securities Transactions. All access persons must consent to allow the Adviser to receive electronic brokerage statements for any Covered Account via the Electronic Reporting System or, if not a designated user of the system, the Compliance Officer must receive duplicate copies of brokerage statements. These records must be promptly reviewed by the Compliance Officer. For purposes of confirmation, the persons identified on Appendix C are not access persons and are not subject to these requirements.

(h)	Disclosure of Personal Holdings.

(i)

All access persons must disclose all Covered Securities holdings within 10 days of becoming access persons and thereafter must file an annual report containing personal Covered Securities holdings information that is current as of a date not more than 45 days before the report is submitted. Both the initial holdings report and the annual report must contain the following information:

(1)	the title, number of shares and principal amount of each Covered Security in which the access person had, for the period covered, any direct or indirect beneficial ownership,

(2)	the name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person,

(3)	the date on which the access person submits the report.

(ii)

Within 30 days of each fiscal quarter end, each access person of a Fund must file with the Fund and each access person of the Adviser must file with the Adviser a quarterly transaction report. As persons who are not access persons, the Independent Trustees of a Fund are exempt from providing the quarterly report, unless such Trustee knew or, in the ordinary course of fulfilling his or her duties as Trustee, should have known that during the 15-day period immediately before or after the Trustee’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Adviser considered purchasing or selling the Covered Security.

The quarterly report should disclose the following information with respect to any Covered Transaction during the quarter in which the access person had any direct or indirect beneficial ownership:

(1)	the date of the transaction, title, interest rate and maturity (if applicable), number of shares and principal amount of each Covered Security involved,

(2)	the nature of the transaction (purchase, sale or any other type of acquisition or disposition),

(3)	the price of the Covered Security at which the transaction was affected,

(4)	the name of the broker, dealer or bank with or through which the transaction was affected, and

(5)	the date on which the access person submits the quarterly report.

The quarterly report should disclose the following with respect to any Covered Account established by the access person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the access person:

(1)	the name of the broker, dealer or bank with whom the access person established the account,

(2)	the date the access person established the account, and

(3)	the date on which the access person submits the report.

(iii)

A person need not submit any of the reports listed in paragraphs (i) and (ii) above with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control, provided the person has certified as such to the Compliance Officer. A person need not submit any of the reports if the Adviser or its Electronic Reporting System service provider is already receiving transactions and holdings information or duplicate statements directly from the broker-dealer which contains all of the information listed in paragraphs (a) and (b). A person may also provide statements in lieu of the quarterly reports so long as such access person initials for the validity of the information and such reports provide all information required above.

15.

Reporting and Disclosure of Fund Holdings by Trustees. All trustees of the Funds must consent to provide electronic access to Compliance to receive data regarding holdings and transactions in shares of the Funds held in their personal brokerage account(s), or must promptly provide quarterly account statements to the Compliance Officer in the event the electronic data is unavailable. This information is required for regulatory reporting.

16.

Certification of Compliance. At least annually and after every revision, all access persons shall have made available to them upon electronic notice a copy of this Code, or receive a copy of this Code, which includes the Insider Trading Policy attached as Appendix D. All access persons must certify annually that they have received, read and understood this Code and recognize that they are subject thereto. They must certify annually that they have complied with this Code, including the Insider Trading Policy, and they have complied with its requirements including reporting all personal securities transactions required to be disclosed or reported and that they are providing statements, or have arranged for statements to be sent to the Compliance Officer, for accounts holding Fund shares. All access persons that are not currently submitting records of any brokerage activity to the Compliance Officer must provide written certification annually that there has been no reportable Covered Securities activity during the previous year.

17.

Review by the Board of Trustees. No less frequently than annually, the Compliance Officer shall furnish to the Funds’ board of trustees, and the board of trustees shall consider, a written report that: (a) describes any issues arising under this Code or related procedures since the last report to the board of trustees, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations; and (b) certifies that the Funds, the Adviser or the Distributor, as applicable, has adopted procedures reasonably necessary to prevent access persons from violating this Code. This reporting and certification may be completed as part of the Compliance Officer’s report on his annual assessment of the compliance program.

18.

Review of Trading of Fund Shares. On a quarterly basis, the Compliance Officer will review the trades and holdings of Fund shares by access persons to ensure compliance with the ban on rapid trading of Fund shares. All access persons must provide the Compliance Officer a list of accounts that hold Fund shares. For Fund shares held by the Chief Compliance Officer, the Deputy Chief Compliance Officer will review his Fund transactions on a quarterly basis.

19.

Violations of the Code. All access persons bound by this Code must promptly report violations of this Code to the Compliance Officer. Such reports are subject to the Whistleblower Policy, which provides, among other things, that the Funds and the Adviser will not retaliate against any employee who reports violations, and that employees may report a concern directly to the Securities and Exchange Commission (“SEC”) and the Compliance Officer, and the Funds and the Adviser will not interfere with a whistleblower’s efforts to communicate with the SEC. More information is available in the Whistleblower Policy.

Violations of the Code are subject to sanctions and disciplinary action, which may include written warnings, monetary fines, the suspension of trading privileges and/or termination of employment. Sanctions are applied by the Compliance Officer in accordance with company policies.

20.	Review by the Compliance Officer. All records required by this Code shall be promptly reviewed by the Compliance Officer.

APPENDIX A

The purpose of this Appendix is to discuss the circumstances in which an access person may have a “direct or indirect beneficial interest” in a securities account. Under the Rule, this question is to be “interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934.”

This Appendix is not designed to be a complete or comprehensive discussion, but only a summary of important areas.

Under the Rule, an access person need not report “with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.” Thus, even if an access person has a beneficial interest in an account, as discussed herein, such account may not be a Covered Account as defined in the Code. For the purposes of the Code, an access person may remove an account which would otherwise be a Covered Account from that category by filing with the Compliance Officer a statement indicating lack of influence and control as stated above together with such other documents as the Compliance Officer may require to demonstrate such lack of influence or control

The general categories of types of beneficial ownership may be summarized as follows: (i) direct ownership; (ii) securities held by others for the benefit of an access person; (iii) securities held by certain family members; and (iv) securities held by certain estates, trusts, corporations or partnerships.

1.	Direct Ownership. This includes securities registered in the name of an access person and bearer securities of which the access person is the bearer.

2.

Securities held by others for the benefit of an access person. This involves, in general, any agreement, arrangement or understanding under which an access person derives benefits substantially equivalent to those of ownership. This category would include, but not be limited to, securities held by pledgees, custodians and brokers.

3.

Securities held by certain family members. The SEC has indicated that the “beneficial ownership” of an access person extends to securities owned (see below) by a spouse or domestic partner of that access person, by a minor child or by other relatives (i) sharing the same household, or (ii) not sharing the same household but whose investments the access person directs or controls. That ownership by relatives may be direct (i.e., in their own name) or in one or more of the indirect ways described in this Appendix. This beneficial ownership position of the SEC is not affected by whether or not the assets being invested are the separate property of the relative. However, an access person may, as described in the Code, disclaim beneficial ownership of any particular securities and also may, as described in this Appendix, remove from the category of Covered Accounts any accounts over which the access person has no direct or indirect influence or control.

4.	Securities held by estates etc. An access person may also have a beneficial interest in securities held by estates, trusts, partnerships or corporations. Access persons who are

(a)

settlers (i.e., creators), trustees or beneficiaries of a trust, (ii) executors or administrators of, or beneficiaries or legatees of, an estate; (iii) partners of a partnership, or (iv) directors, officers or substantial shareholders of a corporation, which, in each case, invests in Covered Securities, are required to obtain a determination from the Compliance Officer as to whether the accounts in question are Covered Accounts. In making any such determination, the Compliance Officer may rely on an opinion of counsel.

APPENDIX B

For purposes of the Code of Ethics all officers, trustees, partners and employees of Parnassus Investments, Parnassus Funds and Parnassus Income Funds are deemed to be “access persons.” Any person who provides investment advice on behalf of Parnassus Investments and is subject to the supervision and control of Parnassus Investments is also deemed to be an “access person” for purposes of the Code of Ethics. In the sole discretion of the Chief Compliance Officer, if an officer, trustee or employee is able to certify to the representations below, then the Chief Compliance Officer may provide that such officer, trustee, or employee is not an “access person” for purposes of the Code of Ethics (please note that portfolio managers, members of the research team, analysts, traders, persons who assist traders, members of the compliance team, and members of the operations team are not eligible for this exception):

1.

The person does not make, participate in or obtain information regarding, the purchase or sale of “covered securities” (as defined in the Code of Ethics) by any client of Parnassus Investments, including any series of Parnassus Funds or Parnassus Income Funds (each a “Client” and, collectively, the “Clients”).

2.

The person does not participate in any functions that relate to the making of any recommendations with respect to purchases or sales of covered securities, and is not in any position to obtain information regarding recommendations made to any Client with regard to the purchase or sale of covered securities.

3.	The person does not have any access to nonpublic information regarding any Client’s purchase or sale of securities.
4.	The person does not have any access to nonpublic information regarding the portfolio holdings of any series of Parnassus Funds or Parnassus Income Funds.
5.	The person is not involved in making securities recommendations to Clients.
6.	The person does not have any access to securities recommendations for Clients that are nonpublic.

Please note that trustees of Parnassus Funds and Parnassus Income Funds who are not “interested persons,” as defined in the 1940 Act, and have no knowledge of the investment activities of any Clients before those activities become part of the public record, should normally be able to provide the required certification, and normally will not be treated as “access persons” for purpose of the Code of Ethics. Regardless of any of the above exemptions, trustees must disclose their holdings in the Funds to the Chief Compliance Officer, for regulatory reporting purposes.

APPENDIX C

Persons Who are Not Access Persons

[Redacted]

APPENDIX D

Policy to Prevent Insider Trading

Overview

Why does Parnassus Investments (the “Adviser”) have a Policy to Prevent Insider Trading?

The Adviser is a federally registered investment adviser and is required to maintain written policies to prevent the misuse of material nonpublic information and prohibit insider trading.

What is Insider Trading?

Insider trading (the use of material nonpublic information in securities transactions) and tipping (the communication of such information to others who use it in securities trading) violate federal securities laws and can result in significant financial and criminal penalties. Violation of the federal securities laws or these policies can also result in your immediate termination as an employee of the Adviser.

Who Must Comply with This Policy?

Every employee and officer of the Adviser should review and understand these rules and procedures regarding insider trading and tipping. Every employee and officer of the Adviser must comply with these rules and procedures.

Insider Trading Explained

Federal law prohibits the purchase or sale of a security (including stock or other publicly-traded options and other convertible securities) at a time when the person trading in that security possesses material nonpublic information concerning the issuer of the security, or the market for the security, which has not yet become a matter of general public knowledge. Communication of material nonpublic information to another person, under circumstances where improper trading can be anticipated (tipping), is also prohibited.

What is Material Nonpublic Information?

“Material nonpublic information” includes information that is not available to the public at large which could affect the market price of the security and to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain the security. Either positive or negative information may be material.

Some common examples of information that may be material are as follows:

•	Projections of future earnings or losses or other earnings guidance.

•	Earnings that are inconsistent with the expectations of the investment community.

•	A pending or proposed merger or acquisition, or tender offer or exchange offer, or an acquisition or disposition of significant assets.

•	A change in management.

•

Major events regarding a company or its securities, including the declaration of a stock split, the offering of additional securities, changes in dividend policies, significant new products or discoveries, substantial changes in accounting policies, calls, redemptions or repurchases.

•	Severe financial liquidity problems, including bankruptcy or insolvency.

•	Actual or threatened major litigation, or the resolution of such litigation.

•	New major contracts, orders, suppliers, customers or finance sources, of the loss of any of them.

•	News or information regarding a business opportunity that the company is considering.

If in doubt concerning the materiality of particular information, the information should be considered material, and trading should be avoided.

What is Nonpublic Information and When Does it Lose its Nonpublic Status?

Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its nonpublic status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace, such as by a press release to a national business and financial wire service (such as Dow Jones or Reuters) or SEC filing or reference to such information in publications of general circulation such as The Wall Street Journal or the New York Times, AND the investing public has had time to absorb and evaluate the information fully.

How could Employees have access to Material Nonpublic Information?

Although the Adviser is not a public company, it may have access on occasion to material nonpublic information relating to public companies held in client accounts or through our communications with other investment professionals.

Material nonpublic information can relate to investments in clients’ accounts or any publicly traded security. Material nonpublic information may also consist of information about substantial buy and sell decisions for accounts managed by the Adviser. For example, if you know that the Adviser is directing the sale of a significant block of stock for one or more of the Adviser’s client accounts, you have material nonpublic information as to that stock and should not trade until after the Adviser’s selling has been concluded. Restrictions on purchases and sales of securities held or considered for purchase by the Adviser’s client accounts are already the subject of our Code of Ethics. It is of critical importance that you familiarize yourself with those policies and comply with them at all times. General Company Policy Against Insider Trading

Insider Trading is Prohibited. It is our policy that no employee of the Adviser may engage in transactions in any “securities” of any public company while in possession of material nonpublic information about such company. The term “securities” includes options or derivative instruments with respect to such securities and other securities that are immediately convertible or exchangeable into such securities.

Tipping is Prohibited. It is also our policy that no employee may communicate material nonpublic information to any person who might use such information to purchase or sell securities, so-called “tipping.” These same restrictions apply to your family members and others living in your household, and any family members who do not live in your household but whose transactions in the securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade). Employees are expected to be responsible for the compliance of their immediate family and personal household.

Rules and Procedures Relating to Trading Activities

Every employee and officer of the Adviser must follow these procedures or risk serious sanctions, up to and including dismissal, and the federal securities laws may impose substantial financial and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

1.	Securities Trading Policies

(a)	Personal Securities Trading – Preclearance Requirement

A serious insider trading concern relates to trading in securities of any companies added to the list of restricted companies that may be maintained by the compliance department from time to time (the “Restricted List”). No employee or person sharing their respective households may transfer, gift, purchase or sell any securities of any company on the Restricted List without first obtaining clearance in advance from the Chief Compliance Officer, in accordance with the Code of Ethics.

(b)	Securities Trading for Accounts

No one may buy or sell a security for a client account if they have material nonpublic information with respect to the issuer of the security. In the event that you become aware of material nonpublic information relating to any public company, you should immediately advise the Chief Compliance Officer or, in his absence, the Deputy Chief Compliance Officer of the Adviser. The Chief Compliance Officer shall promptly institute appropriate trading restrictions on the applicable security by advising the appropriate employees responsible for either making investment recommendations or placing orders that trading in such security is restricted or prohibited until further notice. Trading restrictions may be rescinded only after the material nonpublic information has become public, or has otherwise dissipated, for at least 48 hours.

2.	Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material nonpublic information may not be communicated to anyone, including persons within the Adviser, except to the Chief Compliance Officer or Deputy Chief Compliance Officer as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted. Employees should not discuss with any client any matter that may involve or evoke material nonpublic information as to a publicly traded company. No employee shall directly or indirectly communicate to any client any material nonpublic information known to the Adviser or to such employee.

3.	Resolving Issues Concerning Insider Trading

If you have doubt as to whether information is material nonpublic information, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

If you become aware of any situation that may possibly result in an insider trading violation, you should report the situation to Chief Compliance Officer or, in his absence, the President, immediately.

4.	Transactions in Restricted List Securities

Where material nonpublic information is known within the Adviser no trades will be permitted, even for clients.

The potential or actual existence of material nonpublic information relating to these companies will only be communicated to those involved in the administration of this procedure, the trading of client accounts or the provision of investment advice to clients. The lifting of the trading prohibition and its effective date will also be promptly communicated.

5.	Compliance Training

Compliance training will be provided for all employees at least annually, and this training will cover insider trading for appropriate personnel. Additional training will be held as necessitated by changes in regulations or in response to issues which arise.

Questions Concerning Policy

If you have any questions regarding this policy, please contact the Chief Compliance Officer or Deputy Chief Compliance Officer.